UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) NOVEMBER 29, 2006.

                         CLEAN DIESEL TECHNOLOGIES, INC.
               (Exact Name of Registrant as Specified in Charter)


DELAWARE                      000-27432                        06-1393453
(State  or  other           (Commission                      (IRS  Employer
Jurisdiction  of            File  Number)                 Identification  No.)
Incorporation)

                         SUITE 702, 300 ATLANTIC STREET
                                STAMFORD CT 06901
                                 (203) 327-7050
          (Address and Telephone Number of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR240.13e-4 (c))

                SECTION 5 - - CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

     On December 5, 2006, the Registrant announced the election of Ann B. Ruple as Chief Financial Officer and Vice President - Administration of the Registrant commencing December 13, 2006. The Registrant's Board approved of Ms. Ruple's election as Vice President, Treasurer and CFO on November 29, 2006.

     Ms. Ruple, age 55, previously had been since 1998 Director - Financial Planning and Analysis of NCT Group, Inc. a technology company.

     Ms. Ruple will receive an initial annual base salary of $155,000 which after the first anniversary of employment will be increased to $170,500. If her employment is terminated by the Company for other than "just cause," she will be entitled to six months of salary and benefit continuation. Ms. Ruple will be eligible to participate in any benefit plan available to officers of the Company from time to time, and, for 2008 and years thereafter, she will be eligible to participate in any bonus plan instituted for officers of the Company, the details of her participation to be determined with respect to each such plan. She will, on commencement of employment, be granted a non-qualified stock option on the Registrant's standard terms to acquire 50,000 shares of the Registrant's common stock. The exercise price of that option shall be a price per share equal to the fair market value of the Registrant's stock on the date of commencement of employment. The foregoing matters, as well as provisions relating to protection of the Registrant's proprietary information, have been incorporated into an employment agreement dated November 29, 2006 between Ms. Ruple and the Registrant.

                                   SIGNATURES


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         CLEAN DIESEL TECHNOLOGIES, INC.


Date: December 5, 2006                      By  /s/ C. W. Grinnell
                                                Charles W. Grinnell
                                                Vice President & Secretary